Exhibit 21.1

SUBSIDIARIES OF SEMILUX INTERNATIONAL LTD.

Name of Subsidiary	Jurisdiction of Incorporation
Semilux Ltd.	Cayman Islands
Taiwan Color Optics, Inc.	Taiwan